Exhibit 99

News Release

CCNE	Contact: Charles R. Guarino
NASDAQ	Treasurer
L I S T E D	(814) 765-9621

FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS THIRD QUARTER EARNINGS FOR 2007

Clearfield, Pennsylvania – October 23, 2007

CNB Financial Corporation (Nasdaq: CCNE) today announced earnings for the third quarter and year to date 2007. Diluted earnings per share were $0.28 in the third quarter of 2007 as compared to $0.26 for the third quarter of 2006, representing an 8 percent increase. Net income was $2.4 million in the third quarter of 2007 as compared to $2.3 million for the same period of 2006. Annualized return on average assets and return on average equity was 1.21 percent and 13.45 percent, respectively, for the three months ended September 30, 2007, compared to 1.23 percent and 13.30 percent for the three months ended September 30, 2006.

For the nine months ended September 30, 2007, net income totaled $6.7 million and diluted earnings per share were $0.77, compared to $7.1 million of net income and $0.79 diluted earnings per share for the nine months ended September 30, 2006. Annualized return on average assets and return on average equity for the nine months ended September 30, 2007 were 1.12 percent and 12.54 percent, respectively, compared to 1.24 percent and 13.42 percent for the same period of 2006.

William F. Falger, President & Chief Executive Officer, commented, “We are pleased with our performance this quarter as we continue to execute our growth strategy driven primarily by our entrance into the Erie, Pennsylvania market via our ERIEBANK division and the continued expansion of our consumer finance subsidiary, Holiday Financial Services. During the quarter we opened our newest full service office of ERIEBANK on West Asbury Road in Millcreek Township and began construction of two additional offices in the market. In addition, during the quarter we added two new offices of Holiday Financial Services in Ridgway, Pennsylvania and Bellefonte, Pennsylvania. We are very confident in the growth prospects for these new locations.”

The Corporation has experienced asset growth of $58.0 million over the past twelve months primarily driven by loan growth of $48.0 million. Deposits increased by $24.9 million over the same twelve month period.

Loan quality has remained strong with $2.6 million in nonperforming assets at September 30, 2007 compared to $2.2 million at September 30, 2006. The ratio of nonperforming assets to total assets was 0.31 percent on September 30, 2007 compared to 0.29 percent as of September 30, 2006.

Mr. Falger commented, “We are committed to maintaining strong credit quality by using sound underwriting standards and aggressively dealing with potential problem loans. We believe our performance reflects this commitment.”

CNB Financial Corporation paid a common stock quarterly dividend of $0.16 per share on September 14, 2007. This dividend represented a 14 percent increase over the $0.14 per share quarterly dividend paid a year ago and a 4.5 percent projected annual yield utilizing the September 30, 2007 closing market price of $14.20.

The CNB Financial Corporation Board of Directors authorized stock buyback programs in 2005 and 2006 of five hundred thousand shares each, or approximately 6 percent of shares outstanding each year. During 2006, CNB repurchased 238,206 shares through these programs at an average cost of $13.98 per share. During 2007, CNB has repurchased 353,077 shares at an average cost of $15.18 per share.

FINANCIAL HIGHLIGHTS (in thousands)	(Unaudited)		(Unaudited)

CONSOLIDATED BALANCE SHEETS	30-Sept-07	31-Dec-06	30-Sept-06
	Consolidated	Consolidated	Consolidated
Assets
Cash and due from banks	$14,585	$18,530	$16,182
Interest-bearing deposits	7,150	7,014	6,727
Federal funds sold	6,742	7	23

CASH & CASH EQUIVALENTS	28,477	25,551	22,932
Securities available for sale	162,215	156,696	162,532
Loans held for sale	1,923	2,420	3,452
NET LOANS	579,952	540,934	531,986
FHLB stock & other equity interests	5,468	5,321	4,992
Premises & equipment, net	18,054	16,237	14,542
Bank owned life insurance	14,960	14,484	14,321
Mortgage servicing rights	450	446	448
Goodwill	10,821	10,821	10,821
Other intangible assets	311	385	489
Accrued interest & other assets	9,164	7,555	7,293

TOTAL ASSETS	$831,795	$780,850	$773,808

Liabilities
Deposits
Non-Interest bearing deposits	$91,450	$82,574	$84,433
Interest bearing deposits	557,954	548,748	540,027

TOTAL DEPOSITS	649,404	631,322	624,460
Short-term borrowings	2,000	2,000	4,865
Other borrowings	83,000	57,885	57,000
Subordinated debentures	20,620	10,310	10,310
Accrued expenses and other liabilities	7,280	7,054	5,384

TOTAL LIABILITIES	762,304	708,571	702,019

Shareholders' Equity
Common stock	-	-	-
Additional paid-in	13,057	13,250	13,250
Retained earnings	65,642	62,957	61,780
Treasury stock, at cost (662,238 shares for September 2007,
369,546 shares for Dec 2006, and
287,381 shares for June 2006)	(9,720)	(5,271)	(4,141)
Accumulated other comprehensive income	512	1,343	900

TOTAL SHAREHOLDERS' EQUITY	69,491	72,279	71,789

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$831,795	$780,850	$773,808

Nonperforming Assets	$2,608	$1,928	$2,244
% of Total Assets	0.31%	0.25%	0.29%
Trust Assets	$233,367	$206,899	$199,701

CONSOLIDATED INCOME STATEMENT
(unaudited)		For Quarter Ended		Year To Date
	30-Sept-07	30-Sept-06	30-Sept-07	30-Sept-06

Interest Income
Loans including fees	$11,583	$10,174	$32,870	$29,580
Deposits with banks	116	112	342	322
Federal funds sold	90	49	288	266
Securities	2,156	2,020	6,270	5,852

TOTAL INTEREST AND DIVIDENDS	13,945	12,355	39,770	36,020
Interest Expense
Deposits	4,592	4,473	13,909	12,433
Federal Home Loan Bank advances	969	717	2,404	2,149
Subordinated debentures	356	228	959	641

TOTAL INTEREST EXPENSE	5,917	5,418	17,272	15,223
NET INTEREST INCOME	8,028	6,937	22,498	20,797
Provision for loan losses	335	324	903	1,079

NET INTEREST AFTER PROVISION	7,693	6,613	21,595	19,718
Other Income
Trust income	312	245	851	749
Service charges on deposits	1,117	1,114	3,087	3,108
Other charges and fees	216	172	617	462
Net security gains (losses)	52	2	87	343
Mortgage banking income	83	92	265	327
BOLI earnings	137	187	476	525
Wealth management	133	115	440	388
Other	(135)	162	297	421

TOTAL OTHER INCOME	1,915	2,089	6,120	6,323
Non-Interest Expenses
Salaries & benefits	3,462	2,825	9,606	8,168
Occupancy, net	779	705	2,391	2,107
Data processing	335	447	1,457	1,484
Amortization of intangible	25	104	75	311
Director's fees	87	111	240	329
Total other expenses	1,587	1,323	4,793	4,073

Total non-interest expenses	6,275	5,515	18,562	16,472

NET INCOME BEFORE TAXES	3,333	3,187	9,153	9,569
Federal income tax	923	844	2,439	2,460

NET INCOME	$2,410	$2,343	$6,714	$7,109

Earnings Per Share, Fully diluted	$0.28	$0.26	$0.77	$0.79
Dividends Per Share	$0.16	$0.14	$0.46	$0.42
Return on Average Assets (ROA)	1.21%	1.23%	1.12%	1.24%
Return on Average Equity (ROE)	13.45%	13.30%	12.54%	13.42%

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.

CNB Bank’s websites can be found at www.bankcnb.com and www.eriebank.net. The Holiday Financial Services website is www.holidayfinancialservices.com.